 Exhibit 99.1

  Church & Dwight Co., Inc.

News Release

Contact:	Matthew T. Farrell
Chief Financial Officer
609 / 683-5900

CHURCH & DWIGHT NAMES BOB SHEARER AND
ART WINKLEBLACK TO BOARD OF DIRECTORS

Princeton, NJ, February 4, 2008 – Church & Dwight Co., Inc. (NYSE:CHD) today announced that it has named Robert K. Shearer and Art Winkleblack to its Board of Directors.  Mr. Shearer, 55, is Senior Vice President and Chief Financial Officer of VF Corporation, Greensboro, N.C. (NYSE:VFC).  Mr. Winkleblack, 50, is Executive Vice President and Chief Financial Officer of H.J. Heinz, Pittsburgh, PA.  (NYSE:HNZ).

The appointments increase Church & Dwight’s Board of Directors from 10 to 12 members and were effective January 30, 2008.

Church & Dwight Chairman and Chief Executive Officer Jim Craigie said, “We are pleased to have two new board members both of whom have current leadership roles and decades of experience in finance and strategic planning with some of the best known companies and brands in America.  Bob and Art bring directly relevant consumer products sector experience to Church & Dwight and its portfolio of brands, and we are extremely pleased they have agreed to join our Board.”

Mr. Shearer, who served as VF’s Vice President–Finance and Chief Financial Officer since 1998, was named to his current position in 2005.  He is a member of VF’s Executive Operating Committee, which is responsible for establishing the strategic and financial goals for the company and its operating units around the world.

VF is the $7 billion parent company of a number of well-known global lifestyle brands, including Lee, Wrangler, Nautica, Seven for All Mankind and The North Face.

Mr. Shearer is also responsible for VF’s mergers and acquisitions function, which he helped establish.  For two years, beginning in 2000, he served as president of VF’s Outdoor Coalition, which was formed with the acquisition of The North Face brand.

Prior to joining VF in 1986, Mr. Shearer was a senior audit manager at the public accounting firm of Ernst & Young, where he worked for 12 years.  He holds a Bachelor of Science degree in accounting from Catawba College, Salisbury, N.C. and is a Certified Public Accountant.

Mr. Winkleblack joined H.J. Heinz, the $10 billion global packaged food manufacturer, in 2002, and is responsible for the financial functions, strategy and planning, information technology, investor relations and business development.  He came to Heinz from Indigo Capital, New York, where he served as a senior executive for two of the firm’s technology start-up companies.

Earlier, Mr. Winkleblack was the Chief Financial Officer of the C. Dean Metropoulos Group, the consumer products arm of Hicks, Muse, Tate and Furst (now HM Capital), Six Flags Entertainment, which at the time was the largest regional theme park company in the United States, and at Commercial Avionics Systems, a division of AlliedSignal.

Mr. Winkleblack began his career at PepsiCo in 1982.  In his 12 years at PepsiCo, he held positions of increasing responsibility in finance, planning and strategy, across both the beverage and snack food categories.  He holds a Master of Business Administration from the Wharton School at the University of Pennsylvania and a Bachelor of Arts from the University of California-Los Angeles (UCLA).

Church & Dwight Co., Inc. manufactures and markets a wide range of personal care, household and specialty products, under the Arm & Hammer brand name and other well-known trademarks.

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